EXHIBIT 10.20

PETER HILL RANKIN
BLUE CITRUS VENTURES INC.
3378 Panorama Ridge
Whistler, British Columbia
V0N 1B3

September 27, 2004

WITHOUT PREJUDICE

MDSI Mobile Data Solutions Inc.
10271 Shellbridge Way,
Richmond, British Columbia
V6X 2W8

Attention: Mr. Erik Dysthe, President

Dear Sirs/Mesdames:

RE: Termination of Employment Agreement

I write in respect of the employment agreement between myself and MDSI Mobile Data Solutions Inc. (the “Company”) dated the 1st day of August, 2003 (the “Agreement”). Notwithstanding the terms and conditions of the Agreement, I propose the Agreement be terminated on the terms and conditions contained herein, with only those provisions surviving as set forth in this letter. Capitalized terms not otherwise defined in this letter shall have the same meaning as contained in the Agreement, unless the context requires otherwise:

1.	The effective date of the termination of the Agreement shall be September 29, 2004 (the “Effective Date”). The specific provisions of the Agreement that survive and are binding upon the parties to this letter have been specified in this letter.

2.	The Company hereby agrees to engage Blue Citrus Ventures Inc. (“Blue Citrus”) for general consulting services as may be required by the Company on the following terms and conditions:

(a)	in consideration of Blue Citrus making itself available to provide services, the Company shall pay to Blue Citrus a retainer fee in the amount of CAD110,000, plus CAD7,700 in goods and services tax (the “Retainer”), on January 1, 2005 (the “Payment Date”) or such other date as may be mutually agreed to by the Executive,Blue Citrus and the Company;

(b)	the Company will engage Blue Citrus for not less than 100 days of services during the period from the Effective Date until the second anniversary of the Effective Date to perform services as requested by the President;

(c)	in addition to the Retainer, the Company shall pay to Blue Citrusfor such consulting services is a minimum charge of CAD1,200.00 per day, plus expenses, plus applicable goods and services tax; and

(d)	if upon the second anniversary of the Effective Date, the Company has engaged Blue Citrus for less than 100 days of services, provided that Blue Citrus has made reasonable efforts to make the Executive available to provide services to the Company, the Company shall forthwith, following the second anniversary of Effective Date, pay to Blue Citrus the product of CAD1,200.00 and the difference of 100 less the number of days that services were provided, plus applicable goods and services tax.

3.	The Company shall pay to the Executive forthwith all amounts due to the Executive on account of accrued vacation pay and any Incentive that has been earned by the Executive up to and including the Effective Date.

4.	The Executive shall have a period of two (2) years from the Effective Date in which to exercise vested share purchase options in the Company, failing which such options shall automatically terminate.

5.	Unless there is a Change of Control announced by press release as specified in Section 6 of this letter, notwithstanding any provision in the Agreement or this letter to the contrary, the non-competition provisions of the Agreement, referred to in section 11 of the Agreement, shall be incorporated into this letter by reference, and shall be effective against the Executive and Blue Citrus for a period of commencing on the Effective Date and ending on the sooner of:

(a)	Blue Citrus completing 100 days of services pursuant to its engagement set forth in paragraph 2; or

(b)	the second anniversary of the Effective Date

after which the Executive shall be free to accept employment with any person or party at the sole and absolute discretion of the Executive or after which Blue Citrus may compete with the Company, directly or indirectly. In any case, the Executive and Blue Citrus shall be bound by the confidentiality provisions contained in section 9 of the Agreement.

6.	In the event that there is a Change of Control announced by press release within twelve (12) months of the Effective Date, the Executive shall be entitled to the severance payable to the Executive in the amount of CAN220,000 upon the completion of the Change of Control. Notwithstanding anything in the Agreement or this letter to the contrary, in the event of a completion of a Change of Control, the Executive and Blue Citrus shall release and waive any and all rights against the Company, for any remaining days of service under paragraph 2(b) of this letter. In the event of a completion of a Change of Control, the Executive and Blue Citrus shall observe and be bound by the non-competition provisions of the Agreement, referred to in section 11 of the Agreement, for a period of 1 year from the date of the completion of the Change of Control.

Upon performance of the foregoing, the parties shall have no further obligations to one another, other than the confidentiality provisions contained in section 9 of the Agreement, which shall continue to be binding on the Executive and Blue Citrus.

The Company acknowledges and agrees with the Executive and Blue Citrus that there is no admission of liability on the part of the Company, and that there has not been any resignation of employment by the Executive, but that the parties have agreed to mutually terminate the Agreement on the foregoing terms and conditions.

Please acknowledge your agreement to the above terms and conditions by signing and returning the enclosed copy of this letter to me at the address first noted above.

Yours truly,

/s/ Peter Hill Rankin
PETER HILL RANKIN

BLUE CITRUS VENTURES INC.

Per:   /s/  Peter Hill Rankin
Peter Hill Rankin

ACKNOWLEDGED AND AGREED THIS 28th DAY OF SEPTEMBER, 2004

MDSI MOBILE DATA SOLUTIONS INC.

Per:    /s/ Glenn Kumoi
Authorized Signatory